Exhibit 99.1

N E W S B U L L E T I N

FOR FURTHER INFORMATION:

POINT.360

2701 MEDIA CENTER DRIVE

LOS ANGELES, CA 90065

Nasdaq: PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, October 31, 2014

POINT.360 ANNOUNCES INTENT TO VOLUNTARILY DELIST FROM NASDAQ AND MOVE TO THE OTCQX MARKET

Point.360, a California corporation (the “Company”), today notified NASDAQ that the Company intends to delist its shares of common stock from the NASDAQ Capital Market ("NCM"). The Company’s common stock is currently traded on the NCM under the trading symbol “PTSX.” The Company is currently taking the steps necessary so that its common stock may be quoted for trading in the OTCQX US Market, operated by OTC Markets, Inc., under the same trading symbol.

The Company's Board of Directors decided to delist the Company's common stock from the NCM because it believes that in light of the current thin volume of trading, the cost of continuing to have its common stock listed is no longer in the best interest of its shareholders. Additionally, as previously disclosed, the Company has received notices from NASDAQ that the Company is not in compliance with the $1.00 minimum bid price per share requirement for continued listing on the NCM under NASDAQ Listing Rule 5550(a)(2).

In accordance with the rules of the Securities and Exchange Commission, the Company intends to file a notification of removal from listing on the NCM and deregistration of the Company's common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 with the SEC on or about November 10, 2014. As a result, the Company expects that the last day of trading of its common stock on the NCM will be on or about December 1, 2014, with trading to commence on the OTCQX US the next trading day.

The Company will remain a reporting company under the Exchange Act and will continue to file full financial reports that will be available on the SEC’s website, www.sec.gov.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.